EXHIBIT 10.12  Statement re: Line of Credit facility with Union Bank

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UNION BANK OF
CALIF0RNIA

PROMISSORY NOTE
(BASE RATE)



Borrower Name PACIFIC RESEARCH & ENGINEERING CORPORATION
Borrower Address
2070 LAS PALMAS DRIVE     Office: 40062   Loan Number:677 1378839 0080-00-0-000
CARLSBAD, CA 92009        Maturity Date:  JUNE 7, 1999   Amount:  $1,500,000.00



$1 ,500,000.00                                            Date  MARCH 11, 1998



FOR VALUE RECEIVED, on JUNE 7. 1999, the undersigned ("Debtor") promises to pay to the order of UNION BANK OF CALIFORNIA, N.A. ("Bank"), as indicated below, the principal sum of ONE MILLION FIVE HUNDRED THOUSAND AND NO/100 Dollars ($1,500,000.00), or so much thereof as is disbursed, together with interest on the balance of such principal from time to time outstanding, at the per annum rate or rates and at the times set forth below.

1. INTEREST PAYMENTS. Debtor shall pay interest on the 7TH day of each MONTH (commencing APRIL 7. 1998). Should interest not be paid when due, it shall become part of the principal and bear interest as herein provided. All computations of interest under this note shall be made on the basis of a year of 360 days, for actual days elapsed.

a. BASE INTEREST RATE. At Debtor's option, amounts outstanding hereunder in minimum amounts of at least $100,000.00 shall bear interest at a rate, based on an index selected by Debtor, which is 2.00% per annum in excess of Bank's LIBOR-Rate for the Interest Period selected by Debtor, acceptable to Bank.

No Base Interest Rate may be changed, altered or otherwise modified until the expiration of the Interest Period selected by Debtor. The exercise of interest rate options by Debtor shall be as recorded in Bank's records, which records shall be prima facie evidence of the amount borrowed under either interest option and the interest rate; provided, however, that failure of Bank to make any such notation in its records shall not discharge Debtor from its obligations to repay in full with interest all amounts borrowed. In no event shall any Interest Period extend beyond the maturity date of this note.

To exercise this option, Debtor may, from time to time with respect to principal outstanding on which a Base Interest Rate is not accruing, and on the expiration of any Interest Period with respect to principal outstanding on which a Base Interest Rate has been accruing, select an index offered by Bank for a Base Interest Rate Loan and an Interest Period by telephoning an authorized lending officer of Bank located at the banking office identified below prior to 10:00 a.m., Pacific time, on any Business Day and advising that officer of the selected index, the Interest Period and the Origination Date selected
(which Origination Date, for a Base Interest Rate Loan based on the LIBOR-Rate, shall follow the date of such selection by no more than two (2) Business Days).

Bank will mail a written confirmation of the terms of the selection to Debtor promptly after the selection is made. Failure to send such confirmation shall not affect Bank's rights to collect interest at the rate selected. If, on the date of the selection, the index selected is unavailable for any reason, the selection shall be void. Bank reserves the right to fund the principal from any source of funds notwithstanding any Base Interest Rate selected by Debtor.

b. VARIABLE INTEREST RATE. All principal outstanding hereunder which is not bearing interest at a Base Interest Rate shall bear interest at a rate per annum equal to the Reference Rate, which rate shall vary as and when the Reference Rate changes.

At any time prior to the maturity of this note, subject to the provisions of paragraph 4, below, of this note, Debtor may borrow, repay and reborrow hereon so long as the total outstanding at any one time does not exceed the principal amount of this note. Debtor shall pay all amounts due under this note in lawful money of the United States at Bank's SAN DIEGO COMMERCIAL BANKING Office, or such other office as may be designated by Bank, from time to time.

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2. LATE PAYMENTS. If any payment required by the terms of this note shall remain unpaid ten days after same is due, at the option of Bank, Debtor shall pay a fee of $100 to Bank.

3. INTEREST RATE FOLLOWING DEFAULT. In the event of default, at the option of Bank, and, to the extent permitted by law, interest shall be payable on the outstanding principal under this note at a per annum rate equal to five percent 15%) in excess of the interest rate specified in paragraph 1 .b, above, calculated from the date of default until all amounts payable under this note are paid in full.

4. PREPAYMENT.

a. Amounts outstanding under this note bearing interest at a rate based on the Reference Rate may be prepaid in whole or in part at any time, without penalty or premium. Debtor may prepay amounts outstanding under this note bearing interest at a Base Interest Rate in whole or in part provided Debtor has given Bank not less than five (5) Business Days prior written notice of Debtor's intention to make such prepayment and pays to Bank the liquidated damages due as a result. Liquidated Damages shall also be paid, if Bank, for any other reason, including acceleration or foreclosure, receives all or any portion of principal bearing interest at a Base Interest Rate prior to its scheduled payment date. Liquidated Damages shall be an amount equal to the present value of the product of: (i) the difference (but not less than zero) between (a) the Base Interest Rate applicable to the principal amount which is being prepaid, and (b) the return which Bank could obtain if it used the amount of such prepayment of principal to purchase at bid price regularly quoted securities issued by the United States having a maturity date most closely coinciding with the relevant Base Rate Maturity Date and such securities were held by Bank until the relevant Base Rate Maturity Date ("Yield Rate"); (ii) a fraction, the numerator of which is the number of days in the period between the date of prepayment and the relevant Base Rate Maturity Date and the denominator of which is 360; and (iii) the amount of the principal so prepaid (except in the event that principal payments are required and have been made as scheduled under the terms of the Base Interest Rate Loan being prepaid, then an amount equal to the lesser of (A) the amount prepaid or (B) 50% of the sum of (1) the amount prepaid and (2) the amount of principal scheduled under the terms of the Base Interest Rate Loan being prepaid to be outstanding at the relevant Base Rate Maturity Date). Present value under this note is determined by discounting the above product to present value using the Yield Rate as the annual discount factor.

b. In no event shall Bank be obligated to make any payment or refund to Debtor, nor shall Debtor be entitled to any setoff or other claim against Bank, should the return which Bank could obtain under this prepayment formula exceed the interest that Bank would have received if no prepayment had occurred. All prepayments shall include payment of accrued interest on the principal amount so prepaid and shall be applied to payment of interest before application to principal. A determination by Bank as to the prepayment fee amount, if any, shall be conclusive.

c. Bank shall provide Debtor a statement of the amount payable on account of prepayment. Debtor acknowledges that (I) Bank establishes a Base Interest Rate upon the understanding that it apply to the Base Interest Rate Loan for the entire Interest Period, and (ii) any prepayment may result in Bank incurring additional costs, expenses or liabilities; and Debtor agrees to pay these liquidated damages as a reasonable estimate of the costs, expenses and liabilities of Bank associated with such prepayment.

5. DEFAULT AND ACCELERATION OF TIME FOR PAYMENT. Default shall include, but not be limited to, any of the following: (a) the failure of Debtor to make any payment required under this note when due; (b) any breach, misrepresentation or other default by Debtor, any guarantor, co-maker, endorser, or any person or entity other than Debtor providing security for this note (hereinafter individually and collectively referred to as the "Obligor") under any security agreement, guaranty or other agreement between Bank and any Obligor; (c) the insolvency of any Obligor or the failure of any Obligor generally to pay such Obligor's debts as such debts become due; (dl the commencement as to any Obligor of any voluntary or involuntary proceeding under any laws relating to bankruptcy, insolvency, reorganization, arrangement, debt adjustment or debtor relief; (e) the assignment by any Obligor for the benefit of such Obligor's creditors; (f) the appointment, or commencement of any proceeding for the appointment of a receiver, trustee, custodian or similar official for all or substantially all of any Obligor's property; (g) the commencement of any proceeding for the dissolution or liquidation of any Obligor; (h) the termination of existence or death of any Obligor; (i) the revocation of any guaranty or subordination agreement given in connection with this note; (j) the failure of any Obligor to comply with any order, judgement, injunction, decree, writ or demand of any court or other public authority; (k) the filing or recording against any Obligor, or the property of any Obligor, of any notice of levy, notice to withhold, or other legal process for taxes other than property taxes; (I) the default by any Obligor personally liable for amounts owed hereunder on any obligation concerning the borrowing of money;
(in) the issuance against any Obligor, or the property of any Obligor, of any writ of attachment, execution, or other judicial lien; or (n) the deterioration of the financial condition of any Obligor which results in Bank deeming itself, in good faith, insecure. Upon the occurrence of any such default, Bank, in its discretion, may cease to advance funds hereunder and may declare all obligations under this note immediately due and payable; however, upon the occurrence of an event of default under d, e, f, or g, all principal and interest shall automatically become immediately due and payable.

6. ADDITIONAL AGREEMENTS OF DEBTOR. If any amounts owing under this note are not paid when due, Debtor promises to pay all costs and expenses, including reasonable attorneys' fees, incurred by Bank in the collection or enforcement of this note. Debtor and any endorsers of this note, for the maximum period of time and the full extent permitted by law, (a) waive diligence, presentment, demand, notice of nonpayment, protest, notice of protest, and notice of every kind; (b) waive the right to assert the defense of any statute of limitations to any debt or obligation hereunder; and (c) consent to renewals and extensions of time for the payment of any amounts due under this note. If this note is signed by more than one party, the term "Debtor" includes each of the undersigned and any successors in interest thereof; all of whose liability shall be joint and several. Any married person who signs this note agrees that recourse may be had against the separate property of that person for any obligations hereunder. The receipt of any check or other item of payment by Bank, at its option, shall not be considered a payment on account until such check or other item of payment is honored when presented for payment at the drawee bank. Bank may delay the credit of such payment based upon Bank's schedule of funds availability, and interest under this note shall accrue until the funds are deemed collected. In any action brought under or arising out of this note, Debtor and any Obligor, including their successors and assigns, hereby consent to the jurisdiction of any competent court within the State of

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California, as provided in any alternative dispute resolution agreement executed between Debtor and Bank, and consent to service of process by any means authorized by said state's law. The term "Bank" includes, without limitation, any holder of this note. This note shall be construed in accordance with and governed by the laws of the State of California. This note hereby incorporates any alternative dispute resolution agreement previously, concurrently or hereafter executed between Debtor and Bank.

7. DEFINITIONS. As used herein, the following terms shall have the meanings respectively set forth below: "Base Interest Rate" means a rate of interest based on the LIBOR-Rate. "Base Interest Rate Loan" means amounts outstanding under this note that bear interest at a Base Interest Rate. "Base Rate Maturity Date" means the last day of the Interest Period with respect to principal outstanding under a Base Interest Rate Loan. "Business Day" means a day on which Bank is open for business for the funding of corporate loans, and, with respect to the rate of interest based on the LIBOR Rate, on which dealings in U.S. dollar deposits outside of the United States may be carried on by Bank. "Interest Period" means with respect to funds bearing interest at a rate based on the LIBOR Rate, any calendar period of one, three, six, nine or twelve months. In determining an Interest Period, a month means a period that starts on one Business Day in a month and ends on and includes the day preceding the numerically corresponding day in the next month. For any month in which there is no such numerically corresponding day, then as to that month, such day shall be deemed to be the last calendar day of such month. Any Interest Period which would otherwise end on a non-Business Day shall end on the next succeeding Business Day unless that is the first day of a month, in which event such Interest Period shall end on the next preceding Business Day. "LIBOR Rate" means a per annum rate of interest (rounded upward, if necessary, to the nearest 1/100 of 1%) at which dollar deposits, in immediately available funds and in lawful money of the United States would be offered to Bank, outside of the United States, for a term coinciding with the Interest Period selected by Debtor and for an amount equal to the amount of principal covered by Debtor's interest rate selection, plus Bank's costs, including the costs, if any, of reserve requirements. "Origination Date" means the first day of the Interest Period. "Reference Rate" means the rate announced by Bank from time to time at its corporate headquarters as its Reference Rate. The Reference Rate is an index rate determined by Bank from time to time as a means of pricing certain extensions of credit and is neither directly tied to any external rate of interest or index nor necessarily the lowest rate of interest charged by Bank at any given time.


Pacific Research & Engineering Corporation

By: Larry Eyler, V.P. and CFO

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UNION BANK OF
CALIFORNIA


PROMISSORY NOTE (BASE RATE)


Borrower Name  PACIFIC RESEARCH & ENGINEERING CORPORATION
Borrower Address  2070 LAS PALMAS DRIVE  CARLSBAD, CA 92009
Office 40062     Loan Number 6771378839
Maturity Date	  MARCH 15, 2001     Amount $750,000.00


$750,000.00                                               Date MARCH 11, 1998


FOR VALUE RECEIVED, on MARCH 15, 2001, the undersigned ("Debtor") promises to pay to the order of UNION BANK OF CALIFORNIA, N.A. ("Bank"), as indicated below, the principal sum of SEVEN HUNDRED FIFTY THOUSAND AND NO/100 Dollars ($750,000.00), or so much thereof as is disbursed, together with interest on the balance of such principal from time to time outstanding, at the per annum rate or rates and at the times set forth below.

1. PAYMENTS.

PRINCIPAL PAYMENTS. Debtor shall pay principal in installments of TWENTY THOUSAND EIGHT HUNDRED THIRTY THREE AND 34/100 Dollars ($20.833.34) each on the 15TH day of each MONTH, commencing APRIL 15. 1998. The availability under this note shall be reduced on the same day and in the same amount as each scheduled principal payment.

INTEREST PAYMENTS. Debtor shall pay interest on the 15TH day of each MONTH (commencing APRIL 15, 1998). Should interest not be paid when due, it shall become part of the principal and bear interest as herein provided. All computations of interest under this note shall be made on the basis of a year of 360 days, for actual days elapsed.

a. BASE INTEREST RATE. At Debtor's option, amounts outstanding hereunder in minimum amounts of at least $100,000.00 shall bear interest at a rate, based on an index selected by Debtor, which is 3.00% per annum in excess of Bank's LIBOR-Rate for the Interest Period so selected by Debtor, acceptable to Bank.

No Base Interest Rate may be changed, altered or otherwise modified until the expiration of the Interest Period selected by Debtor. The exercise of interest rate options by Debtor shall be as recorded in Bank's records, which records shall be prima facie evidence of the amount borrowed under either interest option and the interest rate; provided, however, that failure of Bank to make any such notation in its records shall not discharge Debtor from its obligations to repay in full with interest all amounts borrowed. In no event shall any Interest Period extend beyond the maturity date of this note.

To exercise this option, Debtor may, from time to time with respect to principal outstanding on which a Base Interest Rate is not accruing, and on the expiration of any Interest Period with respect to principal outstanding on which a Base Interest Rate has been accruing, select an index offered by Bank for a Base Interest Rate Loan and Interest Period by telephoning an authorized lending officer of Bank located at the banking office identified below prior to 10:00 a.m., Pacific time, on any Business Day and advising that officer of the selected index, the Interest Period and the Origination Date selected (which Origination Date, for a Base Interest Rate Loan based on the LIBOR-Rate, shall follow the date of such selection by no more than two (2) Business Days).

Bank will mail a written communication of the terms of the selection to Debtor promptly after the selection is made. Failure to send such confirmation shall not affect Bank's rights to collect interest at the rate selected. If, on the date of the selection, the index selected is unavailable for any reason, the selection shall be void. Bank reserves the right to fund the principal from any source of funds notwithstanding any Base Interest Rate selected by Debtor.


b. VARIABLE INTEREST RATE. All principal outstanding hereunder which is not bearing interest at a Base Interest Rate shall bear interest at a rate per annum of 0.25% in excess of the Reference Rate, which rate shall vary as and when the Reference Rate changes.

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Debtor shall pay all amounts due under this note in lawful money of the United
States at Bank's SAN DIEGO COMMERCIAL BANKING Office, or such other office as may be designated by Bank, from time to time.

2. LATE PAYMENTS. If any payment required by the terms of this note shall remain unpaid ten days after same is due, at the option of Bank, Debtor shall pay a fee of $100 to Bank.

3. INTEREST RATE FOLLOWING DEFAULT. In the event of default, at the option of Bank, and, to the extent permitted by law, interest shall be payable on the outstanding principal under this note at a per annum rate equal to five percent (5%) in excess of the interest rate specified in paragraph 1 .b, of this note, calculated from the date of default until all amounts payable under this note are paid in full.

4. PREPAYMENT.

a. Amounts outstanding under this note bearing interest at a rate based on the Reference Rate may be prepaid in whole or in part at any time, without penalty or premium. Debtor may prepay amounts outstanding under this note bearing interest at a Base Interest Rate in whole or in part provided Debtor has given Bank not less than five (5) Business Days prior written notice of Debtor's intention to make such prepayment and pays to Bank the liquidated damages due as a result. Liquidated Damages shall also be paid, if Bank, for any other reason, including acceleration or foreclosure, receives all or any portion of principal bearing interest at a Base Interest Rate prior to its scheduled payment date. Liquidated Damages shall be an amount equal to the present value of the product of: (i) the difference (but not less than zero) between
(a) the Base Interest Rate applicable to the principal amount which is being prepaid, and (b) the return which Bank could obtain if it used the amount of such prepayment of principal to purchase at bid price regularly quoted securities issued by the United States having a maturity date most closely coinciding with the relevant Base Rate Maturity Date and such securities were held by Bank until the relevant Base Rate Maturity Date ("Yield Rate"); (ii) a fraction, the numerator of which is the number of days in the period between the date of prepayment and the relevant Base Rate Maturity Date and the denominator of which is 360; and (iii) the amount of the principal so prepaid (except in the event that principal payments are required and have been made as scheduled under the terms of the Base Interest Rate Loan being prepaid, then an amount equal to the lesser of (A) the amount prepaid or (B) 50% of the sum of (1) the amount prepaid and (2) the amount of principal scheduled under the terms of the Base Interest Rate Loan being prepaid to be outstanding at the relevant Base Rate Maturity Date). Present value under this note is determined by discounting the above product to present value using the Yield Rate as the annual discount factor.

b. In no event shall Bank be obligated to make any payment or refund to Debtor, nor shall Debtor be entitled to any setoff or other claim against Bank, should the return which Bank could obtain under this prepayment formula exceed the interest that Bank would have received if no prepayment had occurred. All prepayments shall include payment of accrued interest on the principal amount so prepaid and shall be applied to payment of interest before application to principal. A determination by Bank as to the prepayment fee amount, if any, shall be conclusive. In the event of partial prepayment, such prepayments shall be applied to principal payments in the inverse order of their maturity.

c. Bank shall provide Debtor a statement of the amount payable on account of prepayment. Debtor acknowledges that (i) Bank establishes a Base Interest Rate upon the understanding that it apply to the Base Interest Rate Loan for the entire Interest Period, and (ii) any prepayment may result in Bank incurring additional costs, expenses or liabilities; and Debtor agrees to pay these liquidated damages as a reasonable estimate of the costs, expenses and liabilities of Bank associated with such prepayment.

5. DEFAULT AND ACCELERATION OF TIME FOR PAYMENT. Default shall include, but not be limited to, any of the following: (a) the failure of Debtor to make any payment required under this note when due; (b) any breach, misrepresentation or other default by Debtor, any guarantor, co-maker, endorser, or any person or entity other than Debtor providing security for this note (hereinafter individually and collectively referred to as the "Obligor") under any security agreement, guaranty or other agreement between Bank and any Obligor; (c) the insolvency of any Obligor or the failure of any Obligor generally to pay such Obligor's debts as such debts become due; (d) the commencement as to any Obligor of any voluntary or involuntary proceeding under any laws relating to bankruptcy, insolvency, reorganization, arrangement, debt adjustment or debtor relief; (e) the assignment by any Obligor for the benefit of such Obligor's creditors; (f) the appointment, or commencement of any proceeding for the appointment of a receiver, trustee, custodian or similar official for all or substantially all of any Obligor's property; (g) the commencement of any proceeding for the dissolution or liquidation of any Obligor; (h) the termination of existence or death of any Obligor; (i) the revocation of any guaranty or subordination agreement given in connection with this note; (j) the failure of any Obligor to comply with any order, judgement, injunction, decree, writ or demand of any court or other public authority; (k) the filing or recording against any Obligor, or the property of any Obligor, of any notice of levy, notice to withhold, or other legal process for taxes other than property taxes; (I) the default by any Obligor personally liable for amounts owed hereunder on any obligation concerning the borrowing of money;
(in) the issuance against any Obligor, or the property of any Obligor, of any writ of attachment, execution, or other judicial lien; or (n) the deterioration of the financial condition of any Obligor which results in Bank deeming itself, in good faith, insecure. Upon the occurrence of any such default, Bank, in its discretion, may cease to advance funds hereunder and may declare all obligations under this note immediately due and payable; however, upon the occurrence of an event of default under d, e, f, or g, all principal and interest shall automatically become immediately due and payable.

6. ADDITIONAL AGREEMENTS OF DEBTOR. If any amounts owing under this note are not paid when due, Debtor promises to pay all costs and expenses, including reasonable attorneys' fees, incurred by Bank in the collection or enforcement of this note. Debtor and any endorsers of this note,

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for the maximum period oftime and the full extent permitted by law, (a) waive diligence, presentment, demand, notice of nonpayment, protest, notice of protest, and notice of every kind; (b) waive the right to assert the defense of any statute of limitations to any debt or obligation hereunder; and (c) consent to renewals and extensions of time for the payment of any amounts due under this note. If this note is signed by more than one party, the term "Debtor" includes each of the undersigned and any successors in interest thereof; all of whose liability shall be joint and several. Any married person who signs this note agrees that recourse may be had against the separate property of that person for any obligations hereunder. The receipt of any check or other item of payment by Bank, at its option, shall not be considered a payment on account until such check or other item of payment is honored when presented for payment at the drawee bank. Bank may delay the credit of such payment based upon Bank's schedule of funds availability, and interest under this note shall accrue until the funds are deemed collected. In any action brought under or arising out of this note, Debtor and any Obligor, including their successors and assigns, hereby consent to the jurisdiction of any competent court within the State of California, as provided in any alternative dispute resolution agreement executed between Debtor and Bank, and consent to service of process by any means authorized by said state's law. The term "Bank" includes, without limitation, any holder of this note. This note shall be construed in accordance with and governed by the laws of the State of California. This note hereby incorporates any alternative dispute resolution agreement previously, concurrently or hereafter executed between Debtor and Bank.

7. DEFINITIONS. As used herein, the following terms shall have the meanings respectively set forth below: "Base Interest Rate" means a rate of interest based on the LIBOR-Rate. "Base Interest Rate Loan" means amounts outstanding under this note that bear interest at a Base Interest Rate. "Base Rate
Maturity Date" means the last day of the Interest Period with respect to principal outstanding under a Base Interest Rate Loan. " Business Day" means a day on which Bank is open for business for the funding of corporate loans, and, with respect to the rate of interest based on the LIBOR-Rate, on which dealings in U.S. dollar deposits outside of the United States may be carried on by Bank. "Interest Period" means with respect to funds bearing interest at a rate based on the LIBOR-Rate, any calendar period of [one, two or three weeks or one, two, three, four, five, six, nine or twelve months]. In determining an Interest Period, a month means a period that starts on one Business Day in a month and ends on and includes the day preceding the numerically corresponding day in the next month. For any month in which there is no such numerically corresponding day, then as to that month, such day shall be deemed to be the last calendar day of such month. Any Interest Period which would otherwise end on a non-Business Day shall end on the next succeeding Business Day unless that is the first day of a month, in which event such Interest Period shall end on the next preceding Business Day. " LIBOR Rate" means a per annum rate of interest (rounded upward, if necessary, to the nearest 1/100 of 1%) at which dollar deposits, in immediately available funds and in lawful money of the United States would be offered to Bank, outside of the United States, for a term coinciding with the Interest Period selected by Debtor and for an amount equal to the amount of principal covered by Debtor's interest rate election, plus Bank's costs, including the cost, if any, of reserve requirements. "Origination Date" means the first day of the Interest Period. "Reference
Rate" means the rate announced by Bank from time to time at its corporate headquarters as its Reference Rate. The Reference Rate is an index rate determined by Bank from time to time as a means of pricing certain extensions of credit and is neither directly tied to any external rate of interest or index nor necessarily the lowest rate of interest charged by Bank at any given time.


By: Larry Eyler, V.P. and CFO

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UNION BANK OF
CALIFORNIA


BUSINESS LOAN AGREEMENT


This Business Loan Agreement (this "Agreement") is entered into as of the date set forth below between Union Bank of California, N.A. ("Bank") and the undersigned Pacific Research & Engineering Corporation ("Borrower") with respect to each and every extension of credit (whether one or more, collectively referred to as the "Loan") from Bank to Borrower. In consideration of the Loan, Bank and Borrower agree to the following terms and conditions:

1. THE LOAN.

1.1 The Note. The Loan is evidenced by one or more promissory notes or other evidences of indebtedness, including each amendment, extension, renewal or replacement thereof, which are incorporated herein by this reference (whether one or more, collectively referred to as the "Note").

* Wherever "N/A" appears in a blank in this Agreement, it means the Subsection in which it appears is deemed deleted from this Agreement.
1.2  Revolving Loan Clean-up Period.  For any portion of the Loan which is a
revolving loan, at least     N/A     consecutive days during each 12 month
period the principal amount outstanding under such revolving loan must be zero.

1.3 Revolving to Term Loan Availability Period. For any portion of the Loan which is a term loan, loan proceeds shall be available for disbursement from
    N/A  ,199- through    N/A  . 199-, only.

1.4  Fee. Borrower shall pay to Bank a fee of $4,000.00

1.5 Collateral. The payment and performance of all obligations of Borrower under the Loan Documents is and shall be during the term of the Loan secured by a perfected security interest in such real or personal property collateral as is required by Bank and each security interest shall rank in first priority unless otherwise specified in writing by Bank.

1.6 Guaranty. The payment and performance of all obligations of Borrower under the Loan Documents are and shall be during the term of the Loan guaranteed by:
   N/A

1.7 Subordination. Certain other obligations of Borrower are and shall be during the term of the Loan subordinated, to the repayment of the Loan and all other obligations of Borrower to Bank, pursuant to one or more subordination
agreement(s) in favor of Bank executed and delivered by:    N/A

2. CONDITIONS TO AVAILABILITY OF THE LOAN. Before Bank is obligated to disburse all or any portion of the Loan, Bank must have received (a) the Note and other document required by Bank in connection with the Loan, each of which must be in form and substance satisfactory to Bank (together with this Agreement, referred to as the "Loan Documents"), (b) confirmation of the perfection of its security interest in any collateral for the Loan, and c payment of any fee required in connection with the Loan.

3. REPRESENTATIONS AND WARRANTIES. Borrower represents and warrants (and each request for a disbursement of the proceeds of the Loan shall be deemed a representation and warranty made on the date of such request) that:

3.1 Borrower is an individual or Borrower is duly organized and existing under the laws of the state of its organization and is duly qualified to conduct business in each jurisdiction in which its business is conducted;

3.2 The execution, delivery and performance of the Loan Documents executed by Borrower are within Borrower's power, have been duly authorized, are legal, valid and binding obligations of Borrower, and are not in conflict with terms of any charter, bylaw, or other organization papers of Borrower or with any law, indenture, agreement or undertaking to which Borrower is a party or by which Borrower is bound or affected;

3.3 All financial statements and other financial information submitted by Borrower to Bank are true and correct in all material respects, and there has been no material adverse change in Borrower's financial condition since the date of the latest of such financial statements;

                                   <PAGE 7>
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3.4  Borrower is properly licensed and in good standing in each state in which
Borrower is doing business, and Borrower has complied with all laws and regulations affecting Borrower, including without limitation, each applicable fictitious business name statute;

3.5 There is no event which is, or with notice or lapse of time or both would be, an Event of Default (as defined in Article 5);

3.6 Borrower is not engaged in the business of extending credit for the purpose of, and no part of the Loan will be used, directly or indirectly, for purchasing or carrying margin stock within the meaning of Federal Reserve Board Regulation U; and

3.7 Borrower is not aware of any fact, occurrence or circumstance which Borrower has not disclosed to Bank in writing which has, or could reasonably be expected to have, a material adverse effect on Borrower's ability to repay the Loan or perform its obligations under the Loan Documents.

4. COVENANTS. Borrower agrees, so long as the Loan or any commitment to make any advance under the Loan is outstanding and until full and final payment of all sums outstanding under any Loan Document, that Borrower will:

4.1  Maintain:

   (a) Working Capital equal to at least $     N/A     As used herein, "Working
Capital" means the excess of current assets over current liabilities);

   (b) A ratio of current assets to current liabilities of at least 1.50:1.00;

   (c) A quick ratio of cash, accounts receivable and marketable securities to
current liabilities of at least    N/A   :1.00;

   (d) Tangible Net Worth of at least $3,500,000.00     (As used herein
"Tangible Net Worth" means net worth increased by indebtedness of Borrower subordinated to Bank and decreased by patents, licenses, trademarks, tradenames, goodwill and other similar intangible assets, organizational expenses, and monies due from affiliates including officers, shareholders and directors);

   (e) A ratio of total liabilities to Tangible Net Worth of not greater than 1.25:1.00 (As used herein "Tangible Net Worth" means net worth increased by indebtedness of Borrower subordinated to Bank and decreased by patents, licenses, trademarks, trade names, goodwill and other similar intangible assets, organizational expenses, and monies due from affiliates including officers, shareholders and directors);

   (f) A profit after taxes of not less than $     N/A     ,to be measured as
of the end of each fiscal     N/A     of Borrower for the N/A period
immediately preceding the date of measurement;

   (g) A ratio of Cash Flow to Debt Service of 1.50:1.00. Compliance with this subsection to be measured as of the end of each fiscal Quarter of Borrower. (As used herein, "Debt Service" means that portion of long-term liabilities and capital leases coming due within 12 months of the date of calculation, and "Cash Flow" means earnings before interest and taxes, to which depreciation, amortization and other non-cash expenses are added for the 12 month period immediately preceding the date of calculation); and

   (h)     N/A

All accounting terms used in this Agreement shall have the definitions given them by generally accepted accounting principles, unless otherwise defined herein.

4.2  Give written notice to Bank within 15 days of the following:

   (a) Any litigation or arbitration proceeding affecting Borrower where the amount in controversy is $100,000.00 or more;

   (b) Any material dispute which may exist between Borrower and any government regulatory body or law enforcement body;

   (c) Any Event of Default or any event which, upon notice, or lapse of time, or both, would become an Event of Default;

   (d) Any other matter which has resulted or is likely to result in a material adverse change in Borrower's financial condition or operation; and

   (e) Any change in Borrower's name or the location of Borrower's principal place of business, or the location of any collateral for the Loan, or the establishment of any new place of business or the discontinuance of any existing place of business.

4.3 Furnish to Bank an income statement, balance sheet, and statement of retained earnings, with supportive schedules ("Financial Statement"), and any other financial information requested by Bank, prepared in accordance with generally accepted accounting principles and in a form satisfactory to Bank as follows:

   (a) Within 30 days after the close of each Month except for the final month of each fiscal year, Borrower's Financial Statement as of the close of such period;

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   (b) Within 90 days after the close of each fiscal year, a copy of Borrower's annual Financial Statement prepared by Certified Public Accountant on an Audited basis. Any independent certified public accountant who prepares Borrower's Financial Statement shall be selected by Borrower and reasonably satisfactory to Bank;

   (c) Within N/A days after the close of each fiscal year, a copy of each guarantor's annual Financial Statement;

   (d) If any portion of the Loan is a Borrowing Base Loan and at any time the Loan balance equals or exceeds $750,000.00 within 15 days after each calendar month end, a copy of Borrower's monthly accounts receivable and accounts payable agings, and a certification of compliance with the borrowing base in the Borrowing Base Addendum attached hereto, executed by Borrower, which certificate shall accurately report Borrower's Accounts, Eligible Accounts, Inventory, and Eligible Inventory; and

   (e) Within 30 days after the close of each quarter, a copy of the Borrower's accounts receivable and accounts payable agings;

   (f) Promptly upon request, any other financial information requested by Bank.

4.4 Furnish to Bank, on Bank's request, a copy of Borrower's and each guarantor's most recently filed federal income tax return with all accompanying schedules.

4.5 Pay or reimburse Bank for all costs, expenses and fees incurred by Bank in preparing and documenting this Agreement and the Loan, and all amendments and modifications thereof, including but not limited to all filing and recording fees, costs of appraisals, insurance and attorney's fees, including the reasonable estimate of the allocated costs and expenses of in-house legal counsel and staff.

4.6 Maintain and preserve Borrower's existence, present form of business and all rights, privileges and franchises necessary or desirable in the normal course of its business, and keep all of Borrower's properties in good working order and condition.

4.7 Maintain and keep in force insurance with companies acceptable to Bank and in such amounts and types, including without limitation fire and public liability insurance, as is usual in the business carried on by Borrower, or as Bank may reasonably request. Such insurance policies must be in form and substance satisfactory to Bank.

4.8 Maintain adequate books, accounts and records and prepare all financial statements required hereunder in accordance with generally accepted accounting principles, and in compliance with the regulations of any governmental regulatory body having jurisdiction over Borrower or Borrower's business and permit employees or agents of Bank at any reasonable time to inspect Borrower's assets and properties, and to examine or audit Borrower's books, accounts and records and make copies and memoranda thereof.

4.9 At all times comply with, or cause to be complied with, all laws, statutes, rules, regulations, orders and directions of any governmental authority having jurisdiction over Borrower or Borrower's business, and all material agreements to which Borrower is a party.

4.10 Except as provided in this Agreement, or in the ordinary course of its business as currently conducted, not make any loans or advances, become a guarantor or surety, pledge its credit or properties in any manner, or extend credit.

4.11 Not purchase the debt or equity of another person or entity except for savings accounts and certificates of deposit of Bank, direct U.S. Government obligations and commercial paper issued by corporations with top ratings of Moody's or Standard & Poor's, provided that all such permitted investments shall mature within one year of purchase.

4.12 Not create, assume or suffer to exist any mortgage, encumbrance, security interest, pledge or lien ("Lien") on Borrower's real or personal property, whether nor owned or hereafter acquired, or upon the income or profits thereof except the following: (a) Liens in favor of Bank, (b) Liens for taxes or other items not delinquent or contested in good faith, or (c) other Liens which do not exceed in the aggregate $100,000.00 at any one time.

4.13 Not sell or discount any account receivable or evidence of indebtedness, except to Bank; not borrow any money or become contingently liable for money borrowed, except pursuant to agreements made with Bank.

4.14 Neither liquidate, dissolve, enter into any consolidation, merger, partnership, or other combination; nor convey, sell or lease all or the greater part of its assets or business; nor purchase or lease all or the greater part of the assets or business of another.

4.15 Not engage in any business activities or operations substantially different from or unrelated to present business activities and operations.

4.16 Not, in any single fiscal year of Borrower, expend or incur obligations of more than $100,000.00 for the acquisition of fixed or capital assets.

4.17 Not, in any single fiscal year of Borrower, enter into any lease of real or personal property which would cause Borrower's aggregate annual obligations under all such real and personal property leases to exceed $ 250,000.00.

4.18 Borrower will promptly, upon demand by Bank, take such further action and execute all such additional documents and instruments in connection with this Agreement as Bank in its reasonable discretion deems necessary, and promptly supply Bank with such other information concerning its affairs as Bank may request from time to time.

5. EVENTS OF DEFAULT. The occurrence of any of the following events ("Events of Default") shall terminate any obligation on the part of Bank to make or continue the Loan and automatically, unless otherwise provided under the Loan Documents, shall make all sums of interest and principal and any other amounts owing under the Loan immediately due and payable, without notice of default, presentment or demand for payment, protest

                                   <PAGE 9>
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or notice of nonpayment or dishonor, or any other notices or demands:

5.1 Borrower shall default in the due and punctual payment of the principal of or the interest on the Note or any of the Loan Documents;

5.2  Any default shall occur under the Note;

5.3 Borrower shall default in the due performance or observance of any covenant or condition of the Loan Documents;

5.4 Any guaranty or subordination agreement required hereunder is breached or becomes ineffective, or any guarantor or subordinating creditor dies or disavows or attempts to revoke or terminate such guaranty or subordination agreement; or

5.5 There is a change in ownership or control of 10% or more of the issued and outstanding stock of Borrower or any guarantor, or (if the Borrower is a partnership) there is a change in ownership or control of any general partner's interest.

6. MISCELLANEOUS.

6.1 The rights, powers and remedies given to Bank hereunder shall be cumulative and not alternative and shall be in addition to all rights, powers, and remedies given to Bank by law against Borrower or any other person, including but not limited to Bank's rights of setoff or banker's lien.

6.2 Any forbearance or failure or delay by Bank in exercising any right, power or remedy hereunder shall not be deemed a waiver thereof and any single or partial exercise of any right, power or remedy shall not preclude the further exercise thereof. No waiver shall be effective unless it is in writing and signed by an officer of Bank.

6.3 The benefits of this Agreement shall inure to the successors and assigns of Bank and the permitted successors and assignees of Borrower, and any assignment by Borrower without Bank's consent shall be null and void.

6.4 This Agreement and all other agreements and instruments required by Bank in connection herewith shall be governed by and construed according to the laws of the State of California.

6.5 Should any one or more provisions of this Agreement be determined to be illegal or unenforceable, all other provisions nevertheless shall be effective. In the event of any conflict between the provisions of this Agreement and the provisions of any note or reimbursement agreement evidencing any indebtedness hereunder, the provisions of such note or reimbursement agreement shall prevail.

6.6 Except for documents and instruments specifically referenced herein, this Agreement constitutes the entire agreement between Bank and Borrower regarding the Loan and all prior communications, verbal or written, between Borrower and Bank shall be of no further effect or evidentiary value.

6.7 The section and subsection headings herein are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

6.8  This Agreement may be amended only in writing signed by all parties hereto.

6.9 Borrower and Bank may execute one or more counterparts to this Agreement, each of which shall be deemed an original, but taken together shall be one and the same instrument. .

6.10 Any notices or other communications provided for or allowed hereunder shall be effective only when given by one of the following methods and addressed to the respective party at its address given with the signatures at the end of this Agreement and shall be considered to have been validly given: (a) upon delivery, if delivered personally; (b) upon receipt. if mailed, first class postage prepaid, with the United States Postal Service; c on the next business day if sent by overnight courier service of recognized standing; and (d) upon telephoned confirmation of receipt, if telecopied.

7. ADDITIONAL PROVISIONS. The following additional provision, if any, are hereby made part of this Agreement:

     N/A

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IN WITNESS WHEREOF, the parties hereto have duly executed this agreement as of
March 11, 1998.

Union Bank of California, N.A. ("Bank")        Pacific Research & Engineering
                                               Corporation ('Borrower")

By: Maureen Sullivan, Vice President           By: Larry Eyler, V.P. and CFO

    Thomas Vessey, Vice President              By:



Address where notices to Bank are to be sent:

Union Bank of California
530 B Street  Fourth Floor
San Diego, CA  92101
Fax Number: (619) 230-3010


Address where notices to borrower are to be sent:

Pacific Research & Engineering Corporation
2070 Las Palmas Drive
Carlsbad, CA  92008
Fax Number: (760) 438-9277

                                   <PAGE 11>
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UNION BANK OF
CALIFORNIA


BORROWING BASE ADDENDUM


This Borrowing Base Addendum is hereby made a part of and incorporated into the Business Loan Agreement dated March 11, 1998, as amended and supplemented from time to time (the "Agreement") by and between Union Bank of California, N.A. ('Bank") and the undersigned ("Borrower").

1.8 	Borrowing Base. An amount of the Loan equal to $1,500,000 evidenced by the
Note dated March 11., 1998 is a revolving loan subject to a borrowing base ("Borrowing Base Loan"). Notwithstanding any other provision of this Agreement or any other Loan Document, Bank shall not be obligated to advance funds under the Borrowing Base Loan, if the principal amount of such Borrowing Base Loan including such advance exceeds 80% of Borrower's Eligible Accounts, plus 15% of Borrower's Eligible Inventory not to exceed $300,000.

The term "Accounts" means all presently existing and hereafter arising accounts receivable, contract rights, chattel paper, and all other forms of obligations owing to Borrower, payable in U.S. Dollars, arising out of the sale or lease of goods, or the rendition of services by Borrower, whether or not earned by performance, and any and all credit insurance, guaranties and other security, as well as all merchandise returned to or reclaimed by Borrower and Borrower's books and records relating to any of the foregoing.

The term "Eligible Accounts" means those Accounts, net of finance charges, which are due and payable within Ninety (90) days, or less, from the date of invoice, have been validly assigned to Bank and strictly comply with all of Borrower's warranties and representations to Bank, but Eligible Accounts shall not include the following:

(a) Any Account with respect to which the account debtor is an officer, shareholder, director, employee or agent of Borrower;

(b) Any Account with respect to which the account debtor is a subsidiary of, related to, or affiliated or has common officers or directors with Borrower;

(c) Any Account with respect to which goods are placed on consignment, guaranteed sale or other terms by reason of which the payment by the account debtor may be conditional;

(d) Any Account with respect to which the account debtor is not a resident of the United States or Canada;

(e) Any Account with respect to which the account debtor is the United States or any department, agency or instrumentality of the United States;

(f) Any Account with respect to which Borrower is or may become liable to account debtor for goods sold or services rendered by the account debtor to Borrower;

(g) Any Account with respect to which there is asserted a defense, counterclaim, discount or setoff, whether well-founded or otherwise, except of those discounts, allowances and returns arising in the ordinary course of Borrower's business;

(h) Any Account with respect to which the account debtor becomes insolvent, fails to pay its debts as they mature or goes out of business or is owed by an account debtor which has become the subject of a proceeding under any provision of the United States Bankruptcy Code, as amended, or under any other bankruptcy or insolvency law, including, but not limited to, assignments for the benefit of creditors, formal or informal moratoriums, compositions or extensions with all or substantially all of its creditors;

(i) Any Account owed by any account debtor to which 20% or more of the aggregate dollar amount of its Accounts is not paid within 90 days from the date of the invoice;

(j) Any Account that is not paid by the account debtor within 90 days of the date of the invoice;

(k) Any Account that is not paid by the account debtor and for which a credit memo has been issued which is over 90 days old;

(l) That portion of any Account owed by any single account debtor which exceeds 15% of all of the Accounts;

(m) Any Account which Bank deems not to be an Eligible Account; and

     (n)     N/A


The term "Inventory" shall mean all present and future inventory in which the Borrower has any interest, including, but not limited to, goods, machinery and equipment held by the Borrower for sale or lease or to be furnished under a contract of service and all of the Borrower's present and future raw materials, work in process, finished goods and packing and shipping materials, wherever located, and any documents of title representing any of the above.

The term "Eligible Inventory" means that portion of Borrower's inventory of raw materials consisting of Borrower's main line of business products, which is owned by Borrower, free and clear of all liens or encumbrances except those in favor of Bank, (b) held for sale or lease by Borrower and

                                   <PAGE 12>
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normally and currently saleable in the ordinary course of Borrower's business,
(c) of good and merchantable quality, free from defects, (d) located only at locations in the United States of which Bank is notified in writing, and (e) as to which Bank has been able to perfect and maintain perfected a first priority security interest. Eligible Inventory does not include any of the following: work in process, spare parts, returned items, damaged, defective or recalled items, items unfit for further processing, obsolete or unmerchantable items, items used as salesperson's samples or demonstrators, inventory held on a consignment basis, inventory held in stock more than twelve (12) months, or inventory which Bank otherwise deems not to be Eligible Inventory.

Capitalized terms used herein which are not otherwise defined shall have the meaning assigned thereto in the Agreement.



Union Bank of California, N.A. ("Bank")        Pacific Research & Engineering
                                               Corporation ('Borrower")

  By: Maureen Sullivan, Vice President           By: Larry Eyler, V.P. and CFO

      Thomas Vessey, Vice President              By:

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